CORPORATE INVESTOR RELATIONS, INC.


                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT made this 19th day of July, 1996, by and between;

                      CORPORATE INVESTOR RELATIONS, INC.,
                              375 Douglas Avenue,
                        Suite #10006 Altamonte Springs, Florida 32714
                          Telephone: (407) 7880-0123,

a Florida Corporation (hereinafter referred to as "CIR"), and;

                          NORTH AMERICAN RESORTS, INC.
                          315 E. Robinson St. Ste. 190
                             Orlando, Florida 32801

(hereinafter referred to as "COMPANY" ), collectively CIR and COMPANY hereinafter referred to as "THE PARTIES".

                                  WITNESSETH:


        WHEREAS, CIR is an investor relations, direct marketing, publishing, public relations and advertising firm with expertise in the dissemination of information about private and publicly traded companies; and is in the business of providing investor relation services, public relations opportunities, financing arrangements, private placements and other related programs, services and products; and

        WHEREAS, COMPANY is publicly held with its common stock trading on one or more stock exchanges and/or over-the-counter; or COMPANY desires to become a publicly held company with its common stock trading on one or more stock exchanges and/or over-the-counter; and


        WHEREAS, COMPANY desires to publicize itself with the intention of making its name and business better known to its shareholders, investors, brokerage houses, potential investors or shareholders and various media; and


        WHEREAS, CIR is willing to accept COMPANY as a client.


        WHEREAS, COMPANY requires investor relations services and desires to employ and/or retain CIR to provide such services as an independent contractor, and CIR is agreeable to such a relationship and/or arrangement, and the parties desire a written document formalizing and defining their relationship and evidencing the terms of their agreement;

        THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, it is agreed as follows:

                         DEFINITIONS AND INTERPRETATIONS

1.  CAPTIONS AND SECTION NUMBERS
The heading and section references in the Consulting Agreement are for convenience of reference only and do not form a part of the Consulting Agreement and are intended to interpret, define or limit the scope, extent or intent of this Consulting Agreement or any provisions thereof.

2.  EXTENDED MEANINGS
The words "herein", "hereunder",, "hereto" and similar expressions used in any clause, paragraph or section of this Consulting Agreement and any Addendums and/or Exhibits attached to this Consulting Agreement will relate to the whole of this Consulting Agreement including any attached Addendums and/or Exhibits and not to that clause, paragraph or section only, unless otherwise expressly provided.

3.  NUMBER AND GENDER
In this Consulting Agreement words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

4. SECTION REFERENCES AND SCHEDULES
Any reference to a particular "article", "section", "paragraph" of other subdivision of this Consulting Agreement and any reference to a schedule, exhibit or addendum by name, number and/or letter will mean the appropriate schedule, exhibit or addendum attached this consulting Agreement and by such reference is incorporated into and made part of this Consulting Agreement.

                                   AGREEMENT

5.  APPOINTMENT
COMPANY hereby appoints and engages CIR as its investor relations counsel and hereby retains and employs CIR upon the terms and conditions of this Consulting Agreement. CIR accepts such appointment and agrees to perform the services upon the terms and conditions said Consulting Agreement.

6.  ENGAGEMENT
COMPANY engages CIR to publicize the COMPANY to brokers, prospective investors and shareholders and further described below and subject to the further provisions of this Consulting Agreement. CIR hereby accepts said engagement and COMPANY as a client, and agrees to publicize COMPANY as further described below and subject to the further provisions of this Consulting Agreement.

7.  AUTHORITY AND DESCRIPTION OF SERVICES
During the term of this Consulting Agreement CIR shall furnish various professional services and advice as specifically requested by TOM ARREGONI, who is an authorized representative of COMPANY, and holds the position and/or title of SENIOR CONSULTANT with COMPANY. Said professional services and advice shall relate to those services, items and/or subjects described in professional services and advice shall relate to those services, items and/or subjects described in ADDENDUM "A", which is attached hereto and made a part hereof by this reference, and/or as follows:

        a. CIR shall act, generally, as corporate investor relations counsel, essentially acting (1) as liaison between COMPANY and its shareholders; (2) as advisor to COMPANY with respect to existing and potential market makers, broker-dealers, underwriters, and investors as well as being the liaison between COMPANY and such persons; and (3) as advisor to COMPANY with respect to communications and information, which may include, but is not necessarily limited to, preparation of planning, developing, designing, organizing, writing and distributing such communications and information.

        b. CIR shall assist in establishing, and advise COMPANY with respect to: interviews of COMPANY officers by the financial media; interviews of COMPANY officers by analysts, market makers, broker-dealers, and other members of the financial community.

        c. CIR shall seek to make COMPANY, its management, its products, and its financial situation and prospects, known to the financial media, financial publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors, and other members of the financial community as well as the public generally.

        d. CIR, in providing the foregoing services, shall be responsible for all costs of providing the services, including, but not limited to, out-of-pocket expenses for postage, delivery service(e.g., Federal Express), telephone charges, compensation to third party vendors, copywriters, staff writers, art and graphic personnel, subcontractors, printing, etc.

        e. CIR's compensation under this Consulting Agreement shall be deemed to include the above mentioned costs and expenses, unless otherwise expressly provided herein.

        f. Marketing Program: Including, but not necessarily limited to, the following components: I) CIR reviews and analyzes all aspects of COMPANY's goals and makes recommendations on feasibility and achievement of desired goals. ii) CIR provides through their network, firms and brokers interested in participating and schedules and conducts the necessary due diligence and obtains the required approvals necessary for those firms to participate.
CIR interviews and makes determinations on any firms or brokers referred by COMPANY with regard to their participation. iii) CIR shall be available to COMPANY to field calls from firms and brokers inquiring about COMPANY.

8.  TERM OF AGREEMENT
This agreement shall become effective upon execution hereof and shall continue thereafter and remain in effect for a period on one )1) year and/or in the case of specific services as described in ADDENDUM "A" attached hereto, until such time as such matters are finalized to the satisfaction of both COMPANY and CIR. It is expressly acknowledged and agreed by and between the parties hereto that CIR shall not be obligated to provide any services and/or perform any work related to this Consulting Agreement until such time any agreed and/or specified retainer (deposit, initial fee, down payment) in U.S. funds, and/or other specified and/or agreed valuable consideration, has been received by CIR.

9.  WHERE SERVICES SHALL BE PERFORMED.
CIR services shall be performed a the main office location of CIR, or other such designated location (s) as CIR and COMPANY agree are the most advantageous for the work to be performed.

10.  LIMITATIONS ON  SERVICES
The parties hereto recognize that certain responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly, CIR agrees as follows:

        a. CIR shall NOT release any financial or other information of data about COMPANY without the consent and approval of COMPANY

        b. CIR shall NOT conduct any meeting with financial analysts without informing COMPANY in advance of any proposed meeting, the format or agenda of such meeting and COMPANY may elect to have a representative of COMPANY attend such meeting.

        c. CIR shall NOT release any information of data about COMPANY to any selected or limited person(s), entity, or group if CIR is aware that such information or data has not been generally released or promulgated and COMPANY requests in writing that said information or data is not to be so released or promulgated.

        d. After notice by COMPANY of filing for a proposed public offering of securities of COMPANY, and during any period or restriction on publicity, CIR shall not engage in any public relations efforts not in the normal course without approval of counsel for COMPANY and of counsel for the underwriter(s), if any.

11.  DUTIES OF COMPANY
        a. COMPANY shall supply CIR, on a regular and timely basis with all approved data and information about COMPANY, its management, its products, and its operations and COMPANY shall be responsible for advising CIR of any facts which would affect the accuracy of any prior data and information previously supplied to CIR so that CIR may take corrective action.

        b. COMPANY shall promptly supply CIR: with full and complete copies of all filing with all federal and state securities agencies; with full and complete copies of all shareholder reports and communications whether or not prepared with the assistance of CIR: with all data and information and with all product/services brochures, sales materials, etc. COMPANY shall supply to CIR, within 15 days of execution of this Consulting Agreement, with a list of all stockbrokers and market makers active in the stock COMPANY, and a complete list of all shareholders on 3-1/2 inch computer disk in ASCII delimited format.

        c. CIR reports are not intended to be used in the offering of securities. Accordingly, clients must agree to each of the points listed below and to indemnify CIR for any breach of these representations and covenants.

                i. COMPANY is not presently engaged in a private or public offering of securities, including S-8 or Regulation S, or including any continuing distribution, whether or not exempt, that will not be included prior to the issuance of a CIR research report on COMPANY, and COMPANY has no intention of making such an offering during the initial term of the Consulting Agreement. An "evergreen" prospectus for employee stock option and other plans will not preclude issuance of CIR research reports.

                ii. COMPANY will notify CIR in writing a minimum or thirty(30) days prior to making any private or public offering of securities, including but not limited to s-8 filing or Regulation S.

                 iii. COMPANY will notify CIR at least 30 days prior to any insider selling or clients stock.

                  iv. COMPANY will not use CIR reports in connection with any offering of securities without the prior written consent of CIR.

            d. In that CIR relies on information provided by COMPANY for a substantial part of its preparations and reports. COMPANY must represent that said information is neither false nor misleading, and agrees to hold harmless and indemnify CIR for any breach of these representations and covenants; and COMPANY agrees to hold harmless and indemnify CIR for any claims relating the purchase and/or sale of COMPANY securities occurring out of, or in connection with, CIR's relationship with COMPANY, including, without limitation, reasonable attorneys' fees and other costs arising out of any such claims.

            e. In that CIR shareholders, officers, employees, and/or members of their families may hold a position in and engage in transactions with respect to COMPANY securities, and in light of the fact that CIR imposes restrictions on such transactions to guard against trading on the basis of material nonpublic information COMPANY shall contemporaneously notify CIR if any information or data being supplied to CIR has not been generally released or promulgated.

12. REPRESENTATION AND INDEMNIFICATION
             a. COMPANY shall be deemed to make a continuing representation oft the accuracy of any and all material facts, materials, information, and data which it supplies to CIR and the COMPANY acknowledges its awareness that CIR will rely on such continuing representation in disseminating such information and otherwise performing its investor relations functions.

             b. CIR, in the absence of notice in writing from COMPANY, will rely on the continuing accuracy of materials, information. and data supplied by COMPANY.

             c. COMPANY hereby agrees to hold harmless and indemnify CIR against any claims, demands, suits, loss, damages, etc., arising out of CIR's reliance upon the instant accuracy and continuing accuracy of such facts, materials, information, and data, unless CIR has been negligent in performing its duties and obligations hereunder.

            d. COMPANY hereby authorizes CIR to issue, in CIR's sole discretion, corrective, amendatory, supplemental, or explanatory press releases, shareholder communications and reports, or data supplied to analysts, broker-dealers, market makers, or other members of the financial community.

            e. COMPANY shall cooperate fully and timely with CIR to enable CIR to perform its duties and obligations under this Consulting Agreement.

            f. The execution and performance of this Consulting Agreement by COMPANY has been duly authorized by the Board of directors of COMPANY in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of COMPANY.

            g. The performance by COMPANY of this Consulting Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or bylaws of COMPANY or, any contractual obligation by which COMPANY may be bound.

            h. COMPANY activities pursuant to this Consulting Agreement or as contemplated by this Consulting Agreement do not constitute and shall not constitute acting as a securities broker or dealer under federal or state securities laws; any contact between COMPANY and a potential investor in COMPANY shall be such that COMPANY would be acting merely as a finder or consultant with respect to such prospective investor obligations under this agreement.

            i. The execution and performance of this Consulting Agreement by COMPANY has been duly authorized by the Board or Directors of COMPANY in accordance with applicable law, and, to the extent required, by the requisite number of share holders of COMPANY.

            j. The performance by COMPANY of this agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or bylaws of COMPANY or any contractual obligation by which COMPANY may be bound.

            k. COMPANY shall promptly deliver to CIR a complete due diligence package to include latest 10K, latest lOQ, last 6 months of press releases and all other relevant materials, including but not limited to corporate reports, brochures, etc.

            l. COMPANY shall promptly deliver to CIR a list of names and addresses of all shareholders of COMPANY which it is aware. This shareholder list shall be upgraded at CIR's request. COMPANY agrees to furnish to CIR a copy of all DTC sheets on a weekly basis.

            m. COMPANY shall promptly deliver to CIR a list of all brokers and market makers of COMPANY securities, known to COMPANY, which have been following COMPANY.

            n. Because CIR will rely on such information to be supplied it by COMPANY, all such information shall be true, accurate, complete and not misleading, in all respects.

            o. COMPANY shall act diligently and promptly in reviewing materials submitted to it by CIR to enhance timely distribution of the materials and shall inform CIR of any inaccuracies contained therein within a reasonable time prior to the projected or known publication date.

            p. The execution and performance of this Consulting Agreement by CIR has been duly authorized by the Board of Directors of CIR in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of CIR.

            q. The performance by CIR of this Consulting Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or bylaws of CIR or any contractual obligation by which CIR may be bound.

            r. CIR's activities pursuant to this Consulting Agreement or as contemplated by this Consulting Agreement do not constitute and shall not constitute acting as a securities broker or dealer under federal or state securities laws; any contact between CIR and a potential investor in COMPANY shall be such that CIR would be acting merely as a finder or consultant with respect to such prospective investor.

13. COMPENSATION
            a. Compensation payable to CIR for all general investor relations services and other services hereunder, including but not limited to acquisition and merger services, shall be paid by COMPANY to CIR by the means and in the manner or manners as described in "ADDENDUM A", a copy of which is attached hereto and incorporated herein by this reference.

            b. All moneys payable hereunder shall be in U.S. funds and drawn on U.S. banks The parties acknowledge that in negotiating this fee they recognized that the services will probably not be performed in equal monthly segments, but may be substantial during the earlier portion of the term and less thereafter as relationships and communication lines are established. Thus, part of the compensation for earlier services will be deferred and therefore any lessening of services shall not constitute a breach or termination hereof and the level fee shall continue.

            c. For all special services, not within the scope of this Consulting Agreement, COMPANY shall pay to CIR such fee(s) as, and when, the parties shall determine in advance of performance of said special services, provided COMPANY has agreed to said special services.


14. BILLING AND PAYMENT
Monthly fees or payments shall be due and payable without billing. Billing and payments for special services shall be as agreed on a case by case basis. COMPANY acknowledges and agrees that deposits, initial payments, down payments, partial payments, payments for special services, monthly fees or monthly payments shall be by wire to CIR's bank account upon execution of any agreement or agreements, or; upon payment due date in the case of monthly fees or monthly payments, or; in the case of special services by the first day of the preceding month that work is scheduled to be performed, unless expressly provided otherwise in writing, and that if such funds are not received by CIR by said date COMPANY shall pay to CIR an additional operations charge equal to 1% for each day said funds are not received.

15. CIR AS AN INDEPENDENT CONTRACTOR
CIR shall provide said services as an independent contractor, and not as an employee of COMPANY or of any company affiliated with COMPANY. CIR has no authority to bind COMPANY or any affiliate of COMPANY to any legal action, contract, agreement, or purchase, and such action can not be construed to be made in good faith or with the acceptance of COMPANY; thereby becoming the sole responsibility of CIR. CIR is not intitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded COMPANY employees. CIR shall be solely responsible for any Federal, State, or Local Taxes, and should COMPANY for any reason be required to pay taxes at a later date, CIR shall reassure such payment is made by CIR, and not by COMPANY. CIR shall be responsible for all workers compensation payments and herein holds COMPANY harmless for any and all such payments and responsibilities related hereto.

16. CIR NOT TO ENGAGE IN CONFLICTING ACTIVITIES
During the term of this agreement CIR shall not engage in any activities that directly conflicts with the interests of COMPANY. COMPANY hereby acknowledges notification by CIR and understands that CIR does, and shall, represent and service other and multiple clients in the same manner as it does COMP ANY, and that COMPANY is not an exclusive client of CIR.

17. TRADE SECRETS AND INVENTIONS
CIR shall treat as proprietary any and all information belonging to COMPANY, it's affiliates, or any third parties, disclosed to CIR in the course of the performance of CIR services. CIR assigns and agrees to assign to COMPANY or its nominee all rights in invention and other proprietary information conceived by CIR during the term of this agreement with respect to any work performed under said agreement.

18. INSIDE INFORMATION -- SECURITIES VIOLATIONS
In the course of the performance of this agreement it is expected that specific sensitive information concerning the operations of COMPANY's business, and/or affiliate companies shall come to the attention and knowledge of CIR. In such event CIR will not divulge, discuss, or otherwise reveal such information to any third parties.

19. DISCLOSURE
CIR is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of COMPANY. It is mutually understood that prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to any activity that CIR may be involved with on behalf of COMPANY.

20. WARRANTY AGAINST CONTEMPLATION OF AGREEMENT RELATED CORRUPT PRACTICES
CIR represents and warrants that all payments and other valuable considerations paid or to be paid under this agreement constitutes compensation for services rendered; that this agreement and all payments and other valuable considerations and the use of those payments and valuable considerations are non-political in nature; and that said payments and valuable considerations do not influence, sway or bribe any government or municipal party, either domestic or foreign, in any way.

21. AMENDMENTS
This agreement may he modified or amended, provided such modifications or amendments are mutually agreed upon by and between the parties hereto and that said modifications or amendments are made in writing and signed by both parties.

22. SEVERABILITY
If any provision of this agreement shall be held to be contrary to law, invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this agreement is contrary to law, invalid or unenforceable, and that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

23. TERMINATION OF AGREEMENT
This Consulting Agreement may not be terminated by either party prior to the expiration of the term provided in Paragraph 8 above except as follows:

            a. Upon he bankruptcy or liquidation or the other party; whether voluntary or involuntary;

            b. Upon the other party taking the benefit of any insolvency law; and/or

            c. Upon the other party having or applying for a receiver appointed for either party.

            d. As provided for in Paragraph 28 below.

24. ATTORNEY FEES
In the event either party is in default of the terms or conditions or this consulting Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of default including all cost, reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition.

25. RETURN OF RECORDS
Upon termination of this agreement, CIR shall deliver all records, notes, data, memorandum. models and equipment of any nature that are in the control of CIR that are the property of or relate to the business of COMPANY.

26. NON-WAIVER
The failure of either party, at any time, to require any such performance by any other party shall not be constructed as a waiver of such right to require such performance, and shall in no way affect such party's right to require such performance and shall in no way affect such party's right subsequently to require full performance hereunder.

27. DISCLAIMER BY CIR
CIR shall be the preparer of certain promotional materials, and; CIR makes no representation to COMPANY or others that; (a) its efforts or services will result in any enhancement to COMPANY (b) the price of COMPANY'S publicly traded securities will increase (c) any person will purchase COMPANY's securities, or
(d) any investor will lend money to and/or or invest in or with COMPANY.

28. EARLY TERMINATION
In the event COMPANY fails or refuses to cooperate with CIR, or fails or refuses to make timely payment of the compensation set forth above and/or in ADDENDUM "A", CIR shall have the right to terminate any further performance under this agreement. In such event, and upon notification thereof all compensation shall become immediately due and payable and/or deliverable, and CIR shall be entitled to receive and retain the same as liquidated damages and not as a penalty, in lieu of all other remedies the parties hereby acknowledge and agree that it would be too difficult currently to determine the exact extent of CIR's damages, but that the receipt and retention of such compensation is a reasonable present estimate of such damage.

29. LIMITATION OR CIR LIABILITY
In the event CIR fails to perform its work or services hereunder, its entire liability to COMPANY shall not exceed the lessor of; (a) the amount of cash compensation CIR has received from COMPANY under Paragraph 13 above (b) the amount of cash compensation CIR has received from COMPANY under Addendum "A", or
(c) the actual damage to COMPANY as result of such non-performance. In no event shall CIR be liable to COMPANY for any indirect, special or consequential damages, nor for any claim against COMPANY by any person or entity arising from or in any way related to this agreement.

30. OWNERSHIP OR MATERIALS
All right, title and interest in and to materials to be produced by CIR in connection with this Consulting Agreement and other services to be rendered under said agreement shall be and remain the sole and exclusive property of CIR except in the event COMPANY performs fully and timely its obligations hereunder, COMPANY shall be entitled to receive upon written request, one (1) copy of all such materials.

31. AGREEMENT NOT TO HIRE
COMPANY understands and appreciated that CIR invested a tremendous amount of time, energy and expertise in the training of its employees and education of its sub contractors to be able to provide the very services COMPANY desires. COMPANY herein understands that in the event an employee or subcontractor of CIR is enticed to leave, then CIR shall be damaged in an amount the parties are incapable of calculating at the present time. Therefore, COMPANY agrees not to offer employment or sub-contractor status to any employee or sub contractor of CIR, nor to allow any employee, officer, director, shareholder or consultant of COMPANY to offer such employment or sub contractor status with COMPANY or any other company, concern, venture or entity with whom officers, directors or consultants of COMPANY are employed, associated or hold a financial stake in for a period of three (3) years from the date of expiration or termination hereof Further, in the event an employee or sub contractor of CIR leaves the employ of or dissolves or breaks association with CIR and subsequently establishes employment or an association of any kind with another investor relations or other type of competing firm of CIR, COMPANY agrees not to do business with such other investor relations or competing firm of CIR for a period of three (3) years from the date of expiration or termination hereof.

32. MISCELLANEOUS

        a. Effective date of representations shall be no later than the date of execution by the parties of this Consulting Agreement.

        b. Currency: In all instances, references to dollars shall be deemed to be United States Dollars.

        c. Stock: In all instances, references to stock shall be deemed to be unrestricted and free trading.

33. NOTICES
All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section maybe given, and shall be given by either personal delivery, certified mail, express mail or other national overnight courier services. Notices shall be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder shall be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice. Any notice required or permitted by this agreement to be given shall be given to the respective parties at the address first written above, on page one
(1) of this consulting agreement.

34. FIRST RIGHT OF REFUSAL ON INVESTMENT BANKING SERVICES
The parties agree that during the term of this Consulting Agreement CIR shall have first right of refusal to provide COMPANY with any fund raising and/or investment banking services, provided that CIR has the ability to provide the same or equivalent services needed or requested by COMPANY, and at a compensation to CIR equal to, or in a lesser amount, than that which COMPANY can obtain said services from another alternative provider. CIR shall have five (5) days upon written notice from COMPANY in which to match or exceed such requested services at a compensation rate equal to or less than that offered by another alternative provider of said services.

35. PARENT AND SUBSIDIARY COMPANIES OR ENTITIES
This Consulting Agreement applies to all parent or subsidiary companies or entities of COMPANY.

36. EXCLUSION WITH RESPECT TO PARTNERSHIP
The parties agree that, in no way, shall this Consulting Agreement be construed as being an act of as being an act of partnership between the parties hereto and that no party hereto shall have, as a result of the execution of the Consulting Agreement, and liability for the commitments of any other party of any type, kind or sort.

37. TRAVEL COMPENSATION ANAL REIMBURSEMENT
In the course of CIR providing services as necessary hereunder, on the behalf of or for COMPANY during the term of this Consulting Agreement, COMPANY shall pay to, or reimburse, CIR for any travel expenses incurred by CIR that are not specifically described elsewhere herein, provided that COMPANY has been notified in advance by CIR of the nature and of the cost of any such required travel and the amount of travel compensation and/or reimbursement related thereto. Travel expenses shall be deemed to include, but not be limited to, transportation expenses, hotel expenses, airline fares, taxi fares, toll road fees, reasonable food expenses and reasonable gratuities related thereto. COMPANY shall have the right to book airline reservations, hotels, etc. itself on behalf of CIR within five(5) days upon notice for the requirement thereof from CIR.

38. TIME IS OF THE ESSENCE
Time is hereby expressly made of the essence of this Consulting Agreement with respect to the performance by the panics of their respective obligations hereunder.


39. ENUREMENT
This Consulting Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, assigns and any addenda's attached hereto.

40. ENTIRE AGREEMENT
This Consulting Agreement contains the entire agreement of the parties and may be modified or amended only by agreement in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought. It is declared by both parties that there are no oral or other agreements or understanding between them affecting this Consulting Agreement, or relating to the business of ClR. This agreement supersedes all previous agreements between CIR and COMPANY.

41. APPLICABLE LAW
This Agreement is executed pursuant to and shall be interpreted and governed for all purposes by the laws of the State of Florida for which the Courts in Seminole County, Florida shall have jurisdiction. If any provision of this Consulting Agreement is declared void, such provision shall be deemed severed from this agreement, which shall otherwise remain in full force and effect.

42. ACCEPTANCE BY CIR
This Consulting Agreement is not valid or binding upon CIR unless and until executed by its President or other duly authorized executive officer of CIR at its home office in Altamonte Springs, Florida.

43. EXECUTION IN COUNTERPART; TELECOPY-FAX
This Consulting Agreement may he executed in counterparts, not withstanding the date or dates upon which this Consulting Agreement is executed and delivered by any of the parties, and shall be deemed to be an original and all of which will constitute one and the same agreement, effective as of the reference date first written above. The fully executed telecopy (fax) version of this Consulting Agreement shall be construed by all parties hereto as an original version of said Consulting Agreement.

44. DISCLAIMER
CIR is in the business or investor/public relations and other related business, as previously stated above, and in no way proclaims to be an investment advisor and/or stock or securities broker. CIR is not licensed as a stock or securities broker and is not in the business of selling such stocks or securities or advising as to the investment viability or worth of such stocks or securities.

           IN WITNESS WHEREOF, the panics hereto have set their hands in execution of this agreement.


For and in behalf of COMPANY:        For and in behalf of; CIR.
                                     CORPORATE INVESTOR RELATIONS, INC.

BY /s/ Tom Arregoni                  BY /s/ Tim Murray
TOM ARREGONI, SENIOR CONSULTANT             TIM MURRAY, president




                              CONSULTING AGREEMENT
                                  ADDENDUM "A"
                                Page l of 2 pages

        (A.) COMPANY acknowledges and agrees CIR shall not provide or continue to provide service until all such fees are paid. COMPANY acknowledges that it has verified with its corporate council, accountants, corporate officers, board of directors, executive decision makers, and appropriate stock exchanges that said stock can, in fact, be timely delivered to CIR as agreed.

        (B) Valuable compensation due CIR - Total U.S. Dollar Value:
$500,000 OR 7,800,00 shares of free trading stock of north American resorts, inc., plus options..

                                     OPTIONS

      SHARES                    PRICE               EXPIRATION DATE

      2,500,000                 $.04                    1 YEAR

      1,500,000                 $.10                    1 YEAR

      1,000.000                 $.15                    1 YEAR

      1,000,000                 $.20                    1 YEAR


         SEE PAGE TWO OF ADDENDUM "A"

For and in Behalf of COMPANY;                   For and in Behalf of CIR;

/s/ TOM ARREGONI                                 /s/ Tim Murray
TOM ARREGONI, SENIOR CONSULTANT                  TIM MURRAY, President

8/6/96
DATE

                              CONSULTING AGREEMENT
                                  ADDENDUM "A"
                               Page 2 of 2 pages

(1.) It is mutually agreed by and between the parties hereto that in the event CIR opts or agrees to accept COMPANY'S stock, either now or in the future, as full or partial payment for any part or portion of CIR's compensation or fee under this Consulting Agreement, that the number of such shares necessary for such equal value alternative compensation shall be determined pursuant to a formula or computation that discounts the stock from the bid price at a rate of 20% based solely upon the 10 day previous average bid price as of the date of execution of this Consulting Agreement, or such other subsequent written agreement to accept said stock as alternative compensation.

(2.) In the event the price of the stock declines before CIR is in receipt of said stock, COMPANY agrees to increase the number of shares accordingly in order to appropriately maintain the agreed upon equal dollar value compensation as determined by the applicable formula or computation as specified and provided for herein above.

(3.) COMPANY agrees that in the event the stock has not been received in CIRs account within ten (10) days of the date of execution of this Consulting Agreement or any subsequent written agreements related hereto COMPANY shall pay to CIR in U.S. funds an additional amount equal to 5% of such equal value alternative compensation as liquidated damages. This shall continue for each and every ten (10) day period that said stock is not received by CIR. Said funds to be wired to CIR, without notice, within three days of any such default.

(4.) COMPANY acknowledges and agrees CIR shall not provide or continue to provide services until all such fees are paid. COMPANY acknowledges that it has verified with its corporate council, accountants, corporate officers, board of directors, executive decision makers, and appropriate stock exchanges that said stock can, in fact, be timely delivered to CIR as agreed.

VALUABLE COMPENSATION DUE CIR -- TOTAL U.S. DOLLAR VALUE: $500,000 OR 7,800,000 SHARES FREE-TRADING COMMON STOCK OF NORTH AMERICAN RESORTS, INC.



For and in Behalf of COMPANY;                   For and in Behalf of CIR;


_______________________________                  /s/ Tim Murray
TOM ARREGONI, SENIOR CONSULTANT                  TIM MURRAY, President

_______________________________                 8/6/96
DATE                                            DATE